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                                                                    EXHIBIT 10.8

                        EXTENSION OF EMPLOYMENT AGREEMENT

         This Extension of Employment Agreement (the "Agreement") is made this 31st day of December, 2001 between SOUTHWEST COMMUNITY BANK, a California banking corporation, (the "Bank"), and STUART F. McFARLAND ("McFarland") with reference to the following facts.

         A. McFarland is currently employed as Bank's Executive Vice President and Chief Credit Officer.

         B. Bank and McFarland desire to enter into this Agreement formalizing and extending the term of McFarland's employment by the Bank and memorializing the agreed terms of that employment.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that the following terms and conditions shall apply to McFarland's employment:

         A.       TERM OF EMPLOYMENT

                  1. Term. The Bank hereby employs McFarland and McFarland hereby accepts continued employment with the Bank for the period (the "Term") commencing January 1, 2002 and terminating on such date and upon such terms as provided for in Paragraph F of this Agreement. This employment is "At Will" and may be terminated by either party, with or without cause.

         B.       DUTIES OF McFarland

                  1. Duties. McFarland shall continue to perform the duties of Executive Vice President and Chief Credit Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the Bank's shareholders. During the Term, McFarland shall perform exclusively the services herein contemplated to be performed by McFarland faithfully, diligently, and to the best of McFarland's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Articles of Incorporation, Bylaws, and internal written policies.

                  2. Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of the Bank, McFarland shall devote McFarland's entire productive time, ability, and attention to the business of the Bank during the Term, and McFarland shall not directly or indirectly render any services of a business, commercial, or professional nature, to any other person, firm, or corporation, whether for compensation or otherwise, which are in conflict with the Bank's interest. Notwithstanding the foregoing, McFarland may make investments of a passive nature in any business or venture, provided, however, that neither such business or venture is in competition, immediately following the effective date of consummation

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of such merger or other corporate reorganization directly or indirectly, in any manner with the Bank.

         C.       COMPENSATION

                  1. Salary. For McFarland's services hereunder, the Bank shall pay or cause to be paid as annual base salary to McFarland the sum of One Hundred Fifty Thousand Dollars ($150,000) for each year (i.e., 12-month period) of the Term. Said salary shall be payable in equal installments in conformity with the Bank's normal payroll period. Annual adjustments after the first year of the Term may be made in the discretion of the Board of Directors.

                  2. Additional Compensation. McFarland's prior arrangement for certain commissions has been terminated effective with the commencement of the terms of this Agreement.

                  3. Bonuses. The Bank may, but shall not be required to, award bonuses in its sole and absolute discretion.

         D.       EMPLOYEE BENEFITS

                  1. Vacation. McFarland shall be entitled to a four (4) week vacation during each year of the Term; provided, however, that for each year of the Term, McFarland is required to and shall take at least two (2) weeks of said vacation (the "Mandatory Vacation"), which shall be taken consecutively.

                  2. Automobile. During the Term hereunder, the Bank shall provide McFarland, for McFarland's sole use, a suitable full-sized automobile, the specific make and model of such automobile to be determined jointly by McFarland and the Bank, which automobile shall be initially new and at no time be older than three (3) years. The Bank shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided McFarland furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Bank and not as deductible compensation to McFarland.. The Bank shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.

                  3. Group Medical and Life Insurance Benefits. The Bank shall provide for McFarland, at Bank's expense, participation in the Bank's existing Group medical and life insurance program at a level commensurate for an employee of McFarland's salary level. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. The Bank's liability to McFarland for any breach of this Paragraph shall be limited to the amount of premiums required hereunder to be payable by the Bank to obtain or maintain, as applicable, the coverage contemplated herein.

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                  4.       Stock Options. The Bank has heretofore granted stock
options to purchase shares of the Bank's authorized but unissued Common Stock, at an exercise price equal to market value on the date of grant, subject to compliance with any applicable requirements of the Bank's Stock Option Permit issued by the California Department of Financial Institutions. Additional options may be granted from time to time at the sole and absolute discretion of the Bank's Board of Directors.

                  5. Deferred Compensation Plan. Bank agrees to use reasonable best efforts to establish a Deferred Compensation Plan for the benefit of McFarland prior to January 1, 2003; provided, that such Plan shall be in the then current best interest of Bank and its shareholders, and, further provided, that such Plan shall meet and not materially impair all then current regulatory requirements, including capital ratio requirements.

                  6. Other Benefits. McFarland shall be entitled to participate in any other employee benefit plan offered by the Bank from time to time for senior executive employees at McFarland's level, subject to the eligibility and vesting requirements set forth in said employee benefit Plan.

         E.       REIMBURSEMENT FOR BUSINESS EXPENSES

                  McFarland shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by McFarland in the performance of McFarland's duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

                           (a)      Each such expenditure is of a nature
qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as a deductible compensation to McFarland; and

                           (b)      McFarland furnishes to the Bank adequate
records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to McFarland.

         F.       TERMINATION

                  1. Termination. Employment under this Agreement is "At Will", subject only to reasonable notice. However, the Bank may terminate this Agreement forthwith without prior notice at any time by action of the Board of Directors if McFarland fails to perform or habitually neglects the duties which he is required to perform hereunder, if McFarland engages in illegal activity which materially adversely affects the Bank's reputation in the community or which evidences the lack of McFarland's fitness or ability to perform McFarland's duties as reasonably determined by the Board of Directors in good faith, or if McFarland commits any act which would cause termination of coverage under the Bank's Bankers' Blanket Bond as to McFarland (as distinguished from termination of coverage as to the Bank as a whole). In the event the Bank terminates this Agreement for cause as provided herein, McFarland shall not be

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eligible for any severance benefits otherwise contemplated by this Agreement.
Such termination shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement.

                  2. Death or Disability. In the event of McFarland's death, or if McFarland is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation by the Bank to McFarland.

                  For purposes of this Agreement only, physical or mental disability shall be defined as McFarland being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of 120 days in any calendar year. If there should be a dispute between the Bank and McFarland as to McFarland's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Diego County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

                  3. Action by Supervisory Authority. If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation by the Bank to McFarland.

                  4. Merger or Other Corporate Reorganization. In the event of: (i) a merger where the Bank is not the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or (iii) any acquisition, consolidation, or other corporate reorganization where there is a change in ownership of at least fifty-one percent (S 1%), except that may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, and, in the event that this Agreement and McFarland's employment are terminated (a) by McFarland within six (6) months after such merger or reorganization, or (b) by the surviving entity for any reason other than as defined in section F.1, F.2, or F.3 above, during the two
(2) year period immediately following the effective date of consummation of such merger or other corporate reorganization and/or (c) McFarland's title, duties and responsibilities are materially reduced by the surviving entity during two
(2) year period, McFarland shall be entitled to payment of a severance benefit in an amount equal to fifty percent (50%) of his then current annual salary; provided, however, that if, on the first business day immediately preceding the effective time of such merger or other corporate reorganization, the Bank's total assets equal $200 million or greater, then McFarland shall be entitled to payment of a severance benefit in an amount equal to one hundred percent (100%) of his then current annual salary.

                  5. Effect of Termination. In the event of the termination of this Agreement for any reason, McFarland shall be entitled to the salary and bonus, if any, earned by McFarland prior to the date of termination as provided for in this Agreement (except that McFarland shall not be entitled to any bonus in the event his employment is terminated for cause as provided in

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Paragraph F. l above), computed pro rata up to and including that date; but
McFarland shall be entitled to no further compensation for services rendered after the date of termination, except as provided in Paragraph F.4 above regarding merger or other corporation reorganization.

         G.       GENERAL PROVISIONS

                  1. Trade Secrets. During the Term, McFarland will have access to and become acquainted with what McFarland and Bank acknowledge are trade secrets; to wit, knowledge or data concerning the Bank, including its operations and methods of doing business, and the identity of customers of the Bank, including knowledge of their financial condition and their financial needs. McFarland shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of two (2) years after the termination of this Agreement, except as required in the course of McFarland's employment with the Bank.

                  2. Indemnification. To the extent permitted bylaw, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank shall indemnify McFarland against liability or loss arising out of McFarland's actual or asserted misfeasance or non-feasance in the performance of McFarland' duties or out of any actual or asserted wrongful act against, or by, the Bank, including but not limited to judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom. However, the Bank shall have no duty to indemnify McFarland with respect to any claim, issue, or matter as to which McFarland has been adjudged to be liable to the Bank in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, McFarland is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and McFarland from and against the aforesaid liabilities. The provisions of this Paragraph shall apply to the estate, executor, administrator, heirs, legatees, or devisees of McFarland.

                  3. Return of Documents. McFarland expressly agrees that all manuals, documents, files, reports, studies, instruments, or other materials used and/or developed by McFarland during the Term are solely the property of the Bank, and that McFarland has no right, title, or interest therein. Upon termination of this Agreement, McFarland or McFarland's representative shall promptly deliver possession of all of said property to the Bank in good condition.

                  4. Notices. All notices, demands, or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand, or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three (3) days

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following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.

                  5. Review by Counsel. McFarland represents and warrants to the Bank that he has had this Agreement reviewed by independent legal counsel of his choice, or if he has not, that he has had the opportunity to do so, and hereby waives any claim, objection,- or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.

                  6. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

                  7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  8. Invalid Provisions. Should any provision of this Agreement for any reason by declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provisions eliminated.

                  9. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of McFarland by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and McFarland.

                  10. Receipt of Agreement. Each of the parties hereto acknowledge that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SOUTHWEST COMMUNITY BANK

                              By:    /s/ Frank J. Mercardante
                                     -------------------------------------------
                                     Frank J. Mercardante
                                     President and Chief Executive Officer

                                     McFARLAND

                                     /s/ Stuart F. McFarland
                                     -------------------------------------------
                                     STUART F. McFARLAND

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Exhibit 10.8